Exhibit 10.9

EMPLOYMENT
AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 7, 2019, by and between Black Rifle Coffee Company LLC, a Delaware limited liability company (the “Company”), and Thomas E. Davin (“Executive”).

RECITALS

The Company desires to retain Executive, and Executive desires to be so employed by the Company, subject to the terms, conditions and covenants set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT

SERVICES

1.1Term of Employment. Executive’s employment under this Agreement shall commence on January 7, 2019 (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”).

1.2Title and Position. Upon commencement of employment, Executive shall hold the position of Co- Chief Executive Officer of the Company and any of its subsidiaries, and shall report directly to the Board of Directors of the Company (the “Board”). Executive’s responsibilities shall include such duties as are commensurate with Executive’s position and as may be assigned to Executive in good faith by the Board. Executive represents and warrants that Executive is free to accept employment with the Company, and that Executive has no existing commitments or obligations of any kind (including any restrictive covenant(s) for the benefit of any prior employer) that would hinder or interfere with Executive’s obligations hereunder.

1.3Activities and Duties During Employment.

(a)Executive shall conduct himself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have an adverse effect on the reputation of the Company or Executive. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive’s reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company, or (D) otherwise violate any provision of this Agreement.

(b)Executive shall timely deliver periodic executive reports to the Board based on deadlines established by the Board.

(c)Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any compensation committee of the Board (the “Committee”), as applicable. Additionally, and without limiting the foregoing, Executive shall be responsible for ensuring that: (i) no equity or rights to equity in the Company shall be issued, offered or granted without the express written approval of the Committee or Board and within the parameters of any approval matrix adopted by them; (ii) no bonus or bonus plan is awarded, promised or adopted by the Company or any subsidiary without the express written approval of the Committee or the Board; (iii) no bonus based upon financial results is paid until the Company’s audit for the subject fiscal year has been completed to the satisfaction of the Committee or Board; (iv) members of the Board have full and unfettered access to the Company’s chief financial officer and financial records; and (v) the Company or any subsidiary does not conduct business with any family member or close personal friend of Executive, or any affiliate or entity of such individual, without the express written approval of the Board. Upon request, Executive shall provide the Committee or the Board with a sworn certification verifying compliance with these responsibilities.

ARTICLE II

COMPENSATION

2.1Base Salary. The Company shall pay Executive an annual base salary of $300,000 (“Base Salary”), less applicable withholdings, payable in accordance with the general payroll practices of the Company. The Committee may review Executive’s Base Salary annually.

2.2Equity-Based Compensation. During the Employment Term, Executive shall be eligible to receive equity-based compensation from the Company, to be issued in accordance with the Company’s form of Restricted Unit Agreement. Executive’s equity-based compensation will be equal to five percent (5%) of the common equity of the Company, determined on a fully diluted basis. The participation threshold for Executive’s restricted units will be determined by the Committee based on the Company’s current valuation at the time Executive enters into the Restricted Unit Agreement. The restricted units will be subject to vesting restrictions, with one-fourth of Executive’s restricted units to become vested on the one-year anniversary of the Restricted Unit Agreement, and the remaining restricted units to vest ratably on a monthly basis following the one-year anniversary of the Restricted Unit Agreement, so that all restricted units shall become fully vested four years after Executive enters into the Restricted Unit Agreement, and subject to accelerated vesting in the event of a sale of the Company as more fully set forth in the Restricted Unit Agreement between Company and Executive.

2.3Liquidity Event Bonus.

(a)Upon the occurrence of a Liquidity Event (i) during the Employment Term or (ii) within 90 days of the Termination Date (unless Executive’s employment is terminated for Cause (as defined in that certain Limited Liability Company Agreement of Authentic Brands LLC, effective as of July 19, 2018)), Executive shall receive a bonus (the “Liquidity Event Bonus”) in an amount equal to the product of (i) the Net Proceeds from such Liquidity Event transaction and (ii) the Liquidity Event Bonus Percentage; provided, however, that Executive shall not receive any Liquidity Event Bonus if either the Liquidity Event Target Amount is not achieved or the Liquidity Event occurs after the Liquidity Event End Date. The determination of the Liquidity Event Bonus and all calculations associated therewith shall be made in good faith by the Board in its reasonable discretion in accordance with this Agreement and shall be final, binding and conclusive.

(b)The Liquidity Event Bonus will be paid within 30 days following the consummation of the Liquidity Event; provided, however, if Executive continues in the employment of the Company or its successor following a Sale of the Company, Executive shall not be entitled to receive the Liquidity Event Bonus until six months following the date of consummation of the Sale of the Company.

(c)For purposes of this Section 2.3:

i.	the term “Liquidity Event” means a Sale of the Company (as defined in Article IV) or Public Offering.
ii.	the term “Liquidity Event Bonus Percentage” means 0.35%.
iii.	the term “Liquidity Event End Date” means December 31, 2020.
iv.

the term “Liquidity Event Target Amount” means (i) if the Liquidity Event occurs on or between January 7, 2019 and December 31, 2019, then $180,000,000 and (ii) if the Liquidity Event occurs on or between January 1, 2020 and December 31, 2020, then $300,000,000.

v.

the term “Net Proceeds” means the net proceeds (after payment of all transaction costs) of the Liquidity Event that are actually received by the equityholders of Authentic Brands LLC, a Delaware limited liability company and the owner of 100% of the equity interests of Company (“Authentic Brands”), in accordance with the operating agreement of Authentic Brands.

vi.

the term “Public Offering” means any sale of equity securities of the Company or Authentic Brands pursuant to a firm commitment underwritten offering (or series of related offerings) by the Company or Authentic Brands (or any successor entity) to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, which is underwritten by a nationally recognized investment bank.

2.4Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

2.5Health Care and Benefit Plans. During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and to participate in all health care and benefit programs normally available to other senior-level employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

2.6Key Man Insurance. If requested by the Company, Executive shall make application for, and submit to such examinations as may reasonably be requested by the Board of Directors in order to obtain key man or other insurance on the life of Executive for the benefit of the Company as the Board shall direct, the cost of which insurance shall be borne by the Company.

2.7Vacation. Executive shall receive twenty (20) days of paid vacation days per year. Executive’s vacation days will be advanced on December 1st, the beginning of the Company’s fiscal year. Such vacation may be taken in Executive’s discretion, subject to the reasonable business needs of the Company. Vacation time may not be carried over from one fiscal year to the next, but rather must be used in the fiscal year in which it is earned. In addition, Executive will receive eight (8) days of flexible time off (“FTO”), which may be used for absences other than vacation days or extensions of holidays.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Employment At Will. Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the“Termination Date”), subject to the following:

(a)The Company may terminate Executive‘s employment at any time and for any reason, with or without cause, by giving 30 days’ written notice of such termination to Executive designating an immediate orfuture termination date (but no earlier than 30 days from the date of such written notice).

(b)Executive may terminate Executive’s employment for any reason by giving the Company sixty (60) days prior written notice of termination. Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 60-day period, with or without restrictions on Executive’ s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 60-day period. If the Company elects (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except as otherwise required by law. If the Company elects (ii) or (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 through the earlier of the sixtieth (60th) day following Executive’s notice of termination or the date on which Executive voluntarily ceases to perform services for the Company.

(c)Executive’s employment will terminate immediately without any notice upon Executive’s death or following Executive’s receipt of written notice from the Company stating that the Company has made a good faith determination that Executive has become Disabled or Incapacitated. “Disabled or Incapacitated” means Executive’s inability or failure, due to a physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Board. Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made. If Executive’s employment is terminated pursuant to this Section 3.l(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 that have accrued through the Termination Date.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1For purposes of this Article IV:

(a)the term “Business” means (A) sourcing, processing, manufacturing, packaging, distributing and selling coffee and related merchandise and apparel and designing, owning, operating, licensing and franchising coffee-based retail establishments, (B) identifying, evaluating, contacting, acquiring, financing, combining and disposing, directly or indirectly, other businesses and companies active within the coffee industry throughout the United States of America, and (C) any similar, related or complementary business or activity that the Company conducts, as may be modified or expanded by the Board;

(b)the term “Confidential Information” means any non-public information, in whatever form or medium,concerning the operations or affairs of the Business, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections,(F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive;

(c)the term “Confidentiality Period” means, (A) with respect to Confidential Information (other than trade secrets), during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment for any reason, and (B) with respect to trade secrets, during the term of Executive’s employment with the Company and for such period after the termination of Executive’s employment as the information in question falls within the definition of trade secrets under prevailing law;

(d)the term “Company” shall be deemed to include the Company and all of its affiliates;

(e)the term “Employment Period” means the period during which Executive is employed by or provides services to the Company;

(f)the term “Non-Compete Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(g)the term “Non-Solicit Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(h)the term “Prior Inventions” means all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this

Agreement. If disclosure of any such Prior Invention on Exhibit A would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit A, but is to inform the Company that all Prior Inventions have not been listed for that reason; and

(i)the term“Sale of the Company” means (A) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (B) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities, or (C) the merger, consolidation, recapitalization or reorganization of the Company with another person, in each case in clauses (B) and (C) above under circumstances in which the holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company. Notwithstanding the foregoing, no Sale of the Company shall be deemed to occur if a purchaser of or investor in the Company’s assets or the Company’s Units or the surviving entity or acquirer is an entity which is an affiliate of New Coffee Holdings, LLC.

4.2Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information, special knowledge of the Business, or the Company’s relationships with its customers and employees, all of which Executive will gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties. Executive further acknowledges that:

(a)the Company is currently engaged in the Business;

(b)the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature;

(c)Executive will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d)the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Executive under this Agreement;

(e)the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f)the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

(g)Executive has the means to support himself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3Confidential Information.

(a)Executive acknowledges that Executive will be entrusted with Confidential Information.

(b)During the Confidentiality Period, Executive: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware.

(c)Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) inconnection with such rights.

(d)If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending.

(e)Executive understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Executive’s association with the Company and at all times after the termination of such association for any reason, Executive will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f)Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

4.4Ownership of Inventions.

(a)Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been or are developed, genera ted or produced by Executive, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Article IV with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 4.4 does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (jointly or with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b)Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non- exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c)During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending,evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee. Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d)If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’ s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term. Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

(f)Upon termination of Executive’ s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Executive shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification,devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its affiliates.

4.5Non-Solicitation.

(a)During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’ s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii)otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b)During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)solicit any customer of the Company with whom Executive interacted during the last two (2) years of Executive’ s employment; or

(ii)otherwise interfere with the relationship between the Company and any such customer.

Notwithstanding the foregoing, Executive shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Executive complies in all respects with Sections 4.3 and 4.5(a)(i) of this Agreement.

4.6Non-Competition; Investment Opportunities.

(a)Without written approval of the Board, during the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business.

(b)During the period beginning on the date hereof and ending on the later of (x) the date of termination of Executive’s employment for any reason, and (y) the date on which Executive (or any of his transferees) no longer owns, directly or indirectly, any equity interest in the Company, if Executive learns of any investment opportunity in a business or any entity engaged in the Business, Executive shall present such investment opportunity to the Company.

4.7Sale of the Company. Executive hereby acknowledges and agrees that if a Sale of the Company is consummated during the Employment Term and in connection with such Sale of the Company the acquirer requires, prior to or at the time of the closing of such transaction, that Executive becomes bound by any non-competition, non-solicitation or similar restrictive covenants, Executive shall agree to become bound by such restrictive covenants, provided that the duration of such restrictive covenants shall not exceed two (2) years following the date of such Sale of the Company, and the territory covered by any non-compete covenant shall not include any territory outside North America. The foregoing shall apply in each of the following instances: (i) if Executive continues to be employed by the Company (or the acquirer) after the Sale of the Company, or (ii) if Executive receives an employment offer from the acquirer on substantially the same terms as Executive’s employment with the Company prior to the Sale of the Company and Executive nonetheless resigns or otherwise terminates Executive’s employment.

4.8If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.9If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV or in any other agreement between the Company or any subsidiary thereof and Executive containing restrictive covenants against Executive in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect.

4.10The Company and Executive agree that Executive’s failure to observe any of the Restrictive Covenants would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.10 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, passcodes and any other property or information that Executive has or had relating to the Company or any affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Executive will sign a sworn certification, in a form acceptable to the Company, verifying that Executive has returned all Company property, including any Confidential Information and copies thereof.

5.2Executive Assistance. During the Employment Term and thereafter, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. In addition, if the Company requests such assistance after termination of Executive’s employment and such assistance requires that Executive provide assistance other than limited, periodic telephone assistance, the Company will compensate Executive on an hourly basis at the hourly rate Executive received at the date of termination of his employment.

ARTICLE VI

MISCELLANEOUS

6.1Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page hereof, and (y) if to the Company, at the Company’s then-current primary executive office, Attn: General Counsel, or in either case at such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any affiliate as well as the successors in interest to the Company or any such affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3Entire Agreement; Amendments. This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all prior agreements, understandings or letters of intent with regard to the terms of the employment relationship addressed herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, including the fees, expenses and disbursements of its counsel and accountants.

6.6Waivers. No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.7Partial Invalidity. Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof not be affected thereby, unless such a construction would be unreasonable. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.8Tax Matters. Executive acknowledges that no representative or agent of the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.9Offset. To the extent permitted by law, the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.10Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.11Code Section 409A.

(a)The parties agree that this Agreement shall be interpreted to comply with or, to the extent possible, be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except to the extent attributable to a breach of this Agreement by the Company, in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)With regard to any provision herein that provides for reimbursement of costs and expenses, except as permitted by Code Section 409A, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement to be provided in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

6.12Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and constructed in accordance with the internal laws of the State of Delaware without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state Chancery courts located in the State of Delaware, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non convenience, and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.13Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

BLACK RIFLE COFFEE COMPANY LLC

/s/ Evan Hafer
By:	Evan Hafer
Its:	Chief Executive Officer and President

EXECUTIVE:

/s/ Thomas E. Davin
Thomas E. Davin

Address:
9 Cherry Hill Lane
Newport Beach 92660
Phone:	949-633-9322
Email:	Edavin@me.com

Exhibit A

Prior Inventions

None.